Exhibit 99.1

     Contacts:

Investors:	Media:

Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

ROGER C. HOLSTEIN APPOINTED CHIEF EXECUTIVE OFFICER

WEBMD REPORTS FIRST QUARTER INCOME BEFORE TAXES, NON-CASH AND OTHER ITEMS
INCREASED 110% FROM A YEAR AGO

NET LOSS REDUCED TO $(0.02) PER SHARE FROM $(0.09) PER SHARE A YEAR AGO

ELMWOOD PARK, NJ (May 5, 2003) — WebMD Corporation (NASDAQ: HLTH) today reported financial results for its first quarter ended March 31, 2003.

Key Financial Highlights

Revenue for the quarter was $234.7 million compared to $225.9 million last year, an increase of 4%. Income before taxes, non-cash, restructuring and other items for the quarter was $31.3 million or $0.10 per share compared to $14.9 million or $0.05 per share last year. Net loss for the quarter was ($7.4) million or ($0.02) per share compared to ($29.6) million or ($0.09) per share a year ago. Cash flow from operations for the quarter was $34.0 million. As of March 31, 2003, WebMD had $685.5 million in cash and short and long-term marketable debt securities, an increase of $45.8 million from December 31, 2002.

Martin J. Wygod, Chairman, stated, “We are continuing to make significant investments in order to deliver comprehensive and competitively differentiated product offerings across all of our businesses. By successfully introducing products that offer value to our patient, physician, payer, pharmaceutical and medical device customers, we will achieve sustainable long-term revenue and earnings growth. With a strong balance sheet, the leverage of being a leader in our respective markets, and the broader healthcare market trends supporting our strategy, I continue to feel very good about the long term opportunities available to WebMD.”

Segment Operating Results

WebMD Envoy revenues were $115.5 million for the March 2003 quarter, a decrease of 2% from last year. Revenues increased 3% from last year when excluding the impact of certain exited non-strategic relationships and products. Revenue growth and transaction mix continues to shift toward the higher priced, higher margin medical transaction services, which currently account for the majority of Envoy’s revenues. Envoy continues to focus on HIPAA enabling technologies for our payer and submitter customers which, when HIPAA is implemented later this year, should positively impact revenue growth. Income before interest, taxes, restructuring, non-cash and other items was $24.1 million, an increase of 37% from last year reflecting the benefits of WebMD’s restructuring efforts.

WebMD Medical Manager revenues were $72.0 million for the March 2003 quarter, an increase of 9% from last year, primarily reflecting increased network services revenues and maintenance fees. Income before interest, taxes, restructuring, non-cash and other items was $6.3 million, which is equal to last year and reflects the continued investment necessary to support the Intergy product and HIPAA related Network Services growth initiatives.

WebMD Health revenues were $22.2 million for the March 2003 quarter, an increase of 30% from last year. Income before interest, taxes, restructuring, non-cash and other items was $4.0 million, an improvement of $8.9 million from last year. The improvement reflects margins from incremental revenues, the consolidation of the technology platforms and improvements in content and promotional expenses. Traffic to WebMD and Medscape reached a record 21.3 million unique monthly visitors, a 34% increase versus a year ago and Medscape issued a record 122,000 hours of continuing medical education credits, a 110% increase versus a year ago.

Porex revenues were $30.5 million for the March 2003 quarter, an increase of 3% from last year, resulting primarily from an increase in sales of its porous product lines. Income before interest, taxes, restructuring, non-cash and other items was $7.3 million, a decrease of $0.3 million from last year. The slight decrease in earnings reflects overall economic conditions and the competitive nature of certain of Porex’s markets.

Management Changes

WebMD also announced today that Roger C. Holstein has been appointed to Chief Executive Officer. Several months ago, WebMD announced that it would seek to separate the role of Chairman and CEO. Martin J. Wygod will remain as Chairman and will focus on the overall strategy, strategic relationships and transactions that will create long-term value for stockholders. Anthony Vuolo, Chief Financial Officer, will transition from his current role to EVP of Business Development. Kirk Layman who has been with the Company since 1997 and is currently EVP of Administration will become acting Chief Financial Officer as of May 15, 2003. Mr. Layman was Chief Accounting Officer of Medical Manager until the time of its acquisition by WebMD and prior to that was a partner at Arthur Andersen.

Mr. Wygod stated, “In the 13 years that I have worked with Roger, I have watched him emerge as a solid executive whose passion, energy and knowledge drives WebMD. It is with great pleasure that I watch him assume the role of Chief Executive Officer of WebMD. Roger and I will continue to work very closely together.” He continued, “I am pleased that Tony Vuolo will be working in business development where he has assisted me over the last 17 years. Kirk Layman will assume the role of acting Chief Financial Officer until a permanent successor is named. Kirk has played an instrumental role in our financial and operational restructuring and is a valued member of the executive management team. I am very comfortable that, with Kirk’s technical expertise and extensive knowledge of our Company, this will be a seamless transition.”

Financial Guidance

Roger C. Holstein, Chief Executive Officer, said, “We will continue to make significant investments ahead of what we believe will be an improving revenue trend in late 2003 and 2004. We expect modest growth in our transaction business until later this year and strong sequential quarterly trends in our portal and physician services businesses. We are comfortable with our previous guidance for full year 2003 although we may be at the lower end of our earnings guidance in the June quarter as we continue to invest in our HIPAA initiatives and infrastructure and reduce our backlog of network services orders at Medical Manager.”

Analyst and Investor Conference Call

As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 p.m. (EDT) on May 5, 2003. Investors and the general public are invited to listen to a live audio webcast of the call at www.webmd.com (in the About WebMD section).

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is the leading provider of online information, educational services and communities for physicians and consumers. WebMD Medical Manager is the leading provider of physician practice management software and related services. WebMD Envoy is the leading provider of electronic data interchange services for healthcare providers and commercial health plans.

Porex is a developer, manufacturer and distributor of proprietary porous and solid plastic products and components used in healthcare, industrial and consumer applications. Porex customers include both end-users of its finished products as well as manufacturers that include Porex components in their products.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding our guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from strategic initiatives and acquisitions; potential changes in WebMD’s business relationships; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.

This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: income before taxes, restructuring, non-cash and other items and related per share amounts. WebMD believes that the presentation of those non-GAAP measures, and changes in those measures, provides additional information that may be useful to investors. The tables attached to this press release contain GAAP financial measures and a reconciliation between GAAP and non-GAAP financial measures. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures.

-Tables Follow-